Exhibit 99.1

AstroNova Reports Fiscal Fourth-Quarter and Full-Year 2021

Financial Results

Product Identification Segment Posts Record Revenue and Profits

Fiscal Fourth-Quarter 2021 Financial Summary

•	Bookings of $29.2 million

•	Backlog at quarter end of $22.5 million

•	Revenue of $29.4 million

•	Operating income of $1.1 million

•	Net income of $0.8 million, or $0.12 per diluted share

•	Adjusted EBITDA of $3.1 million, or 10.7% of revenue

Fiscal Full-Year 2021 Financial Summary

•	Bookings of $113.6 million

•	Revenue of $116.0 million

•	Operating income of $2.4 million

•	Net income of $1.3 million, or $0.18 per diluted share

•	Adjusted EBITDA of $10.9 million, or 9.4% of revenue

WEST WARWICK, R.I. — March 25, 2021 — AstroNova, Inc. (NASDAQ: ALOT), a global leader in data visualization technologies, today announced financial results for the fiscal fourth quarter and full year ended January 31, 2021.

“Our Product Identification segment performed extremely well in fiscal 2021, which marked the segment’s eighth consecutive year of revenue growth,” said Greg Woods, AstroNova’s President and Chief Executive Officer. “In the fourth quarter Product Identification achieved 13.2 percent top-line growth compared to the same quarter last year and posted a record segment operating profit margin for the full year of 14.3 percent. Also in the quarter, we posted the highest number of color printer shipments in more than two years, boosted by a growing response to our enhanced digital marketing initiatives and a strong uptake of new products such as our T3-OPX overprinting solution. Consistent with our recurring revenue model, hardware demand is a leading indicator of demand for our supplies and services.

“In our Test & Measurement segment, our fourth-quarter results continued to be hampered by the effects of the COVID-19 pandemic and the 737 MAX grounding on the aerospace industry,” Woods said.

“But with the MAX’s recent return to service and positive news on the vaccine front, we are hopeful that the sequential revenue improvement we saw in our Test & Measurement segment in the fourth quarter marks the early signs of a recovery for the aerospace industry.

“From a geographic standpoint, international revenue grew to 44 percent of total revenue in the fourth quarter from 37 percent in the same period a year earlier,” Woods said. “We saw particular strength in EMEA, where we recently enhanced our marketing team. In addition, we are expanding our presence in China with the opening of a second location, in the southern port city of Guangzhou, complementing our location in Shanghai’s Pilot Free Trade Zone.

“We navigated a challenging fiscal 2021 by focusing on the things within our control. Our first priority was protecting our team by deploying comprehensive global COVID-19 safety measures. Additionally, we moved quickly to realign our workforce, reduce costs and increase liquidity to ensure that we continued to make progress on our long-term strategic growth initiatives, including our innovation investments. As a result, we had no serious COVID-19-related illnesses among our global team; all our facilities remained open and operational; and—despite a $17.4 million aerospace-driven decline in revenue—we posted a full-year operating profit equal to fiscal 2020 and increased Adjusted EBITDA. We remain on pace to launch at least one major product each year, coupled with a range of technology innovations and ancillary products,” Woods concluded.

AstroNova Signs New Credit Agreement

On March 24, 2021, the Company entered into an amendment to the credit agreement with its current lender that provides for a term loan of $10 million and a revolving credit facility of $22.5 million, both expiring on September 30, 2025. In addition, the agreement provides, subject to satisfying certain lender conditions, for an uncommitted accordion provision of up to $10 million. At the closing of the agreement, AstroNova lowered its outstanding bank term loan debt to $10 million, a reduction of $2.6 million from January 31, 2021, with no amounts outstanding under the revolving credit facility.

“The terms of our new credit agreement, including material increases in available credit, extended tenor, improved covenant and pricing terms, and reduced amortization requirements, reflect the operating performance improvements we have achieved in response to the recent market headwinds,” said David Smith, AstroNova’s Chief Financial Officer. “The new agreement supports both our near-to-medium term liquidity requirements and growth objectives.”

Fiscal Q4 2021 Operating Segment Results

Product Identification segment revenue was $23.4 million, compared with $20.6 million in the prior-year period. Segment operating income was $3.1 million, or 13.2% of revenue, compared with $0.5 million, or 2.5% of revenue, in the prior year, reflecting higher revenue, increased efficiencies and reductions in operating costs.

Test & Measurement segment revenue was $6.1 million, compared with $9.8 million in the same period of fiscal 2020, due to the continued grounding of the Boeing 737 MAX and demand falloff in the aerospace industry related to COVID-19. The Test & Measurement segment recorded an operating profit of $0.3 million, or 4.6% of revenue, compared with segment operating income of $0.7 million, or 7.6% of revenue, in the comparable period of fiscal 2020, a direct result of declines in aerospace printer sales and adverse mix, despite lower manufacturing and operating costs.

Hardware revenue was $9.1 million, compared with $11.4 million in the prior-year period, reflecting the weakness in the Test & Measurement segment. Supplies revenue was $17.5 million versus $16.4 million in the same period of fiscal 2020. Service/other revenue was $2.8 million, compared with $2.7 million a year earlier.

Fiscal Q4 and FY 2021 Results Summary

Revenue totaled $29.4 million in the fourth quarter of fiscal 2021, compared with $30.5 million in the year-earlier period, with a decline in Test & Measurement revenue partly offset by higher revenue in the Product Identification segment. For the full year, revenue was $116.0 million in fiscal 2021 compared with $133.4 million in fiscal 2020.

Gross profit was $11.0 million, or 37.3% of revenue in the fourth quarter of fiscal 2021, compared with $10.2 million, or 33.6% of revenue, in the same period of fiscal 2020. The increase reflected lower manufacturing costs in the 2021 period. For the full year, gross profit was $41.4 million, or 35.6% of revenue in fiscal 2021, compared with $48.8 million, or 36.5% of revenue, in fiscal 2020.

Operating expenses totaled $9.8 million in the fourth quarter of fiscal 2021, down 17.3% compared with $11.9 million in the fourth quarter of fiscal 2020, reflecting the Company’s cost-reduction actions. For the full year, operating expenses were $38.9 million in fiscal 2021, down 16% compared with $46.3 million in fiscal 2020.

Operating income was $1.1 million in the fourth quarter of fiscal 2021, compared with an operating loss of $1.6 million in the fourth quarter of fiscal 2020. For the full year, operating income was $2.4 million for both fiscal 2021 and 2020.

Net income was $0.8 million, or $0.12 per diluted share, in the fourth quarter of fiscal 2021 compared with a net loss of $1.3 million, or $0.19 per share, in the fourth quarter of fiscal 2020. Net income was $1.3 million, or $0.18 per diluted share, in fiscal 2021 compared with net income of $1.8 million, or $0.24 per diluted share, in fiscal 2020.

Adjusted EBITDA, which the Company defines as earnings before interest, taxes, depreciation, amortization and share-based compensation, was $3.1 million for the fourth quarter of fiscal 2021, compared with $43,000 in the fourth quarter of fiscal 2020. For the full year, Adjusted EBITDA was $10.9 million in fiscal 2021 compared with $10.1 million in fiscal 2020. Adjusted EBITDA is a non-GAAP financial measure explained in greater detail below under “Use of Non-GAAP Financial Measure.” Please refer to the financial reconciliation table included in this news release for a reconciliation of net income (loss) to Adjusted EBITDA for the three and 12 months ended January 31, 2021 and 2020.

Bookings in the fourth quarter of fiscal 2021 were $29.2 million, compared with $36.0 million in the fourth quarter of fiscal 2020, primarily reflecting the decrease in Test & Measurement segment orders. Bookings were $113.6 million in fiscal 2021, compared with $136.3 million in fiscal 2020.

Backlog as of January 31, 2021 was $22.5 million versus $25.2 million at the end of the fiscal 2020 fourth quarter.

Earnings Conference Call

AstroNova will discuss its fiscal fourth-quarter and full-year 2021 financial results in an investor conference call at 9:00 a.m. ET today. To participate on the conference call, please dial (800) 367-2403 (U.S. and Canada) or (334) 777-6978 (International) approximately 10 minutes prior to the start time and enter confirmation code 2525199.

You can hear a replay of the conference call from 12:00 p.m. ET Thursday, March 25, 2021 until 12:00 p.m. ET on Thursday, April 1, 2021 by dialing (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (International). The passcode is 2525199. A real-time and an archived audio webcast of the call will be available through the “Investors” section of the AstroNova website, https://investors.astronovainc.com.

Use of Non-GAAP Financial Measure

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this news release contains the non-GAAP financial measure Adjusted EBITDA, which AstroNova defines as earnings before interest, taxes, depreciation, amortization and share-based compensation. AstroNova believes that the inclusion of this non-GAAP financial measure helps investors gain a meaningful understanding of changes in the Company’s core operating results, and also can help investors who wish to make comparisons between AstroNova and other companies on both a GAAP and a non-GAAP basis. AstroNova’s management uses Adjusted EBITDA, in addition to GAAP financial measures, as the basis for measuring its core operating performance and comparing such performance to that of prior periods and to the performance of its competitors. Adjusted EBITDA also is used by the Company’s management to assist with their financial and operating decision-making.

About AstroNova

AstroNova, Inc. (NASDAQ: ALOT), a global leader in data visualization technologies since 1969, designs, manufactures, distributes, and services a broad range of products that acquire, store, analyze, and present data in multiple formats. The Product Identification segment offers a complete line-up of labeling hardware and supplies, allowing customers to mark, track, and enhance their products’ appearance. The segment is comprised of three business units: QuickLabel®, the industry leader in tabletop digital color label printing; TrojanLabel®, an innovative leader for professional label presses; and GetLabels™, the premier supplier of label materials, inks, toners, ribbons, and adhesives, all compatible with the major printer brands. Supported by AstroNova’s customer application experts and technology leadership in printing, material science, and high-speed data processing, customers benefit from an optimized, “total solution” approach. The Test and Measurement segment includes the AstroNova Aerospace business unit, which designs and manufactures flight deck printers, networking hardware, and related accessories serving the world’s aerospace and defense industries with proven advanced airborne technology solutions for the cockpit and the cabin; and the Test and Measurement business unit, which offers a suite of products and services that acquire, record, and analyze electronic signal data from local and networked sensors. AstroNova is a member of the Russell Microcap® Index and the LD Micro Index (INDEXNYSEGIS: LDMICRO). Additional information is available by visiting www.astronovainc.com.

Forward-Looking Statements

Information included in this news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact but rather reflect our current expectations concerning future events and results. These statements may include the use of the words “believes,” “expects,” “intends,” “plans,” “anticipates,” “likely,” “continues,” “may,” “will,” and similar expressions to identify forward-looking statements. Such forward-looking statements, including those concerning the Company’s new credit agreement, the outlook for the aerospace industry, the Company’s product development plans and anticipated financial liquidity, involve risks, uncertainties and other factors, some of which are beyond our control, which may cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties and factors include, but are not limited to, those factors set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2020 and subsequent filings AstroNova makes with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this news release.

Contact:

Scott Solomon

Senior Vice President

Sharon Merrill Associates

(857) 383-2409

ALOT@investorrelations.com

ASTRONOVA, INC.

Condensed Consolidated Statements of Income

In Thousands Except for Per Share Data

(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 31, 2021	January 31, 2020	January 31, 2021	January 31, 2020
Net Revenue	$29,438	$30,479	$116,033	$133,446
Cost of Revenue	18,456	20,234	74,673	84,688
Gross Profit	10,982	10,245	41,360	48,758
Total Gross Profit Margin	37.3%	33.6%	35.6%	36.5%
Operating Expenses:
Selling & Marketing	6,267	6,762	23,301	26,884
Research & Development	1,361	2,216	6,206	8,084
General & Administrative	2,206	2,912	9,420	11,357

Total Operating Expenses	9,834	11,890	38,927	46,325
Operating Income (Loss)	1,148	(1,645)	2,433	2,433
Total Operating Margin	3.9%	-5.4%	2.1%	1.8%
Other Income (Expense) , net	204	(275)	(254)	(1,063)

Income (Loss) Before Taxes	1,352	(1,920)	2,179	1,370
Income Tax Provision (Benefit)	516	(572)	895	(389)

Net Income (Loss)	$836	$(1,348)	$1,284	$1,759

Net Income (Loss) per Common Share—Basic	$0.12	$(0.19)	$0.18	$0.25

Net Income (Loss) per Common Share—Diluted	$0.12	$(0.19)	$0.18	$0.24

Weighted Average Number of Common Shares —Basic	7,124	7,057	7,104	7,024
Weighted Average Number of Common Shares —Diluted	7,261	7,136	7,166	7,238

ASTRONOVA, INC.

Balance Sheet

In Thousands

(Unaudited)

	January 31, 2021	January 31, 2020
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$11,439	$4,249
Accounts Receivable, net	17,415	19,784
Inventories, net	30,060	33,925
Prepaid Expenses and Other Current Assets	1,807	2,193

Total Current Assets	60,721	60,151
PROPERTY, PLANT AND EQUIPMENT	50,839	48,046
Less Accumulated Depreciation	(38,828)	(36,778)

Property, Plant and Equipment, net	12,011	11,268
OTHER ASSETS
Intangible Assets, net	21,502	25,383
Goodwill	12,806	12,034
Deferred Tax Assets	5,941	5,079
Right of Use Asset	1,389	1,661
Other Assets	1,103	1,088

TOTAL ASSETS	$115,473	$116,664

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts Payable	$5,734	$4,409
Accrued Compensation	2,852	2,700
Other Liabilities and Accrued Expenses	3,939	4,711
Current Portion of Long-Term Debt	5,326	5,208
Revolving Credit Facility	—	6,500
Current Portion of Royalty Obligation	2,000	2,000
Current Liability – Excess Royalty Payment Due	177	773
Deferred Revenue	285	466
Income Taxes Payable	655	—

Total Current Liabilities	20,968	26,767
NON-CURRENT LIABILITIES
Long-Term Debt, net of current portion	7,109	7,715
Royalty Obligation, net of current portion	6,161	8,012
Long-Term Debt—PPP Loan	4,422	—
Lease Liability, net of current portion	1,065	1,279
Other Long-Term Liabilities	681	1,081
Deferred Tax Liabilities	384	435

TOTAL LIABILITIES	40,790	45,289
SHAREHOLDERS’ EQUITY
Common Stock	521	517
Additional Paid-in Capital	58,049	56,130
Retained Earnings	50,085	49,298
Treasury Stock	(33,588)	(33,477)
Accumulated Other Comprehensive Loss, net of tax	(384)	(1,093)

TOTAL SHAREHOLDERS’ EQUITY	74,683	71,375

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$115,473	$116,664

ASTRONOVA, INC.

Revenue and Segment Operating Profit

In Thousands

(Unaudited)

	Revenue		Segment Operating Profit (Loss)		Revenue		Segment Operating Profit (Loss)
	Three Months Ended		Three Months Ended		Twelve Months Ended		Twelve Months Ended
	January 31, 2021	January 31, 2020	January 31, 2021	January 31, 2020	January 31, 2021	January 31, 2020	January 31, 2021	January 31, 2020
Product Identification	$23,361	$20,632	$3,072	$519	$90,268	$88,116	$12,885	$7,509
Test & Measurement	6,077	9,847	282	748	25,765	45,330	(1,032)	6,281

Total	$29,438	$30,479	3,354	1,267	$116,033	$133,446	11,853	13,790

Corporate Expenses			2,206	2,912			9,420	11,357

Operating Income (Loss)			1,148	(1,645)			2,433	2,433
Other Income (Expense), net			204	(275)			(254)	(1,063)

Income (Loss) Before Income Taxes			1,352	(1,920)			2,179	1,370
Income Tax Provision (Benefit)			516	(572)			895	(389)

Net Income (Loss)			$836	$(1,348)			$1,284	$1,759

ASTRONOVA, INC.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

Amounts in Thousands

     (Unaudited)

	Three Months Ended		Twelve Months Ended
	January 31, 2021	January 31, 2020	January 31, 2021	January 31, 2020
Net Income (Loss)—GAAP	$836	$(1,348)	$1,284	$1,759
Interest Expense	253	174	955	682
Income Tax Provision (Benefit)	516	(572)	895	(389)
Share-Based Compensation	132	199	1,819	1,775
Depreciation/Amortization	1,412	1,590	5,983	6,284

Adjusted EBITDA	$3,149	$43	$10,936	$10,111